Exhibit 99.1
Celebrate Express, Inc. Announces Fourth Quarter and Full Year Fiscal 2005 Results
KIRKLAND, WA —(BUSINESS WIRE)—July 25, 2005—Celebrate Express, Inc. (Nasdaq:BDAY), a leading online and catalog retailer of celebration products for families, today reported financial results for its fourth quarter and full year fiscal 2005 ended May 31, 2005.
Celebrate Express reported net sales of $19.5 million in the fourth quarter of fiscal 2005 ended May 31, 2005, an increase of 25% from net sales of $15.6 million during the same period last year. Net income before income taxes was $1.7 million for the fourth quarter of fiscal 2005, an increase of 127% from $732,000 for the fourth quarter of fiscal 2004. Net income for the fourth quarter of fiscal 2005 was $1.0 million, or $0.13 per diluted share, compared with net income of $9.7 million, or $1.86 per diluted share in the fourth quarter of fiscal 2004. Net income for the fourth quarters of fiscal 2005 and 2004 are not directly comparable as a result of the accounting for income taxes. Net income for the fourth quarter of fiscal 2005 included income tax expense of $621,000. Net income for the fourth quarter of fiscal 2004 included an income tax benefit of $9.0 million due to the reversal of the valuation allowance against the deferred tax asset in May 2004. Weighted average diluted shares outstanding were 8.0 million for the fourth quarter of fiscal 2005, compared with 5.2 million for the fourth quarter of fiscal 2004.
For the fiscal year ended May 31, 2005, net sales increased 33% to $69.1 million from $51.9 million for the prior fiscal year. Net income before income taxes was $4.0 million for the fiscal year ended May 31, 2005, an increase of 728% from $480,000 for the fiscal year ended May 31, 2004. For the year just ended, net income was $2.5 million, or $0.35 per diluted share, compared with net income of $9.5 million or $1.85 per diluted share for fiscal 2004. Net income for fiscal years 2005 and 2004 are not directly comparable as a result of the accounting for income taxes. Net income for fiscal 2005 included income tax expense of $1.5 million. Net income for fiscal 2004 included an income tax benefit of $9.0 million due to the reversal of the valuation allowance against the deferred tax asset in May 2004. Weighted average diluted shares outstanding were 7.0 million for fiscal 2005, compared with 5.1 million for fiscal 2004.
During fiscal 2005, the Company attracted approximately 415,000 new customers, while revenue from repeat customers represented approximately 51% of corporate revenue. In addition, net sales per order increased 4.2% from the previous year due primarily to expanded merchandising efforts. The company increased its selling and marketing expenses by 30.8% in fiscal 2005 from fiscal 2004, including increased on-line and catalog marketing efforts, which contributed to the growth in net sales.
Mike Jewell, chief executive officer of Celebrate Express, stated, “We are excited about the progress that we have made this year including our 33% year-over-year increase in sales and our 200% increase in operating profits. Our customers have responded positively as we continue to expand our proprietary and exclusive product offerings, as well as provide the most complete solutions for their celebration needs.”

In the fourth quarter of fiscal 2005, gross margin improved to 51.7% of net revenue, up from 49.2% in the fourth quarter of fiscal 2004. For fiscal 2005, gross margin was 50.8%, up from 48.8% in fiscal 2004. The year-over-year improvements in gross margin percentage for both the most recent quarter and fiscal year are due primarily to increases in the percentage of the Company’s revenue coming from proprietary products, as well as leverage of fixed design and production costs included in gross margin.
For the fourth quarter of fiscal 2005, fulfillment costs decreased to 11.7% of net sales, compared with 12.1% in the same period last year. The decrease in fulfillment costs is due primarily to a reduction of labor-related costs as a percentage of revenue. General and administrative costs increased to 9.1% of net sales for the quarter just ended, up from 7.8% in the same quarter last year, due primarily to increased headcount in the technology and administrative areas, as well as costs related to operating as a public company. Selling and marketing costs increased to 23.5% of net sales for the quarter just ended, up from 22.4% in the same quarter last year, remaining within the expected range of 23% to 25% of net sales. The change as a percentage of net sales is due primarily to increases in our direct marketing expenses as a percentage of revenue.
For the fiscal year ended May 31, 2005, fulfillment costs decreased to 11.6% of net sales compared with 12.8% during fiscal 2004. The decrease in fulfillment costs is due primarily to a reduction of labor-related costs as a percentage of revenue. General and administrative costs increased to 9.4% in fiscal 2005, up from 8.9% in fiscal 2004, primarily due to increased headcount in the technology and administrative areas and costs related to operating as a public company. Selling and marketing costs decreased to 24.3% of net sales in the fiscal year just ended, compared with 24.7% in fiscal 2004. This decrease as a percentage of net sales is due primarily to leverage of personnel and other fixed costs associated with our internal corporate marketing and creative departments.
Mr. Jewell added, “Looking forward to fiscal 2006, we will continue to focus on providing our customers with the most complete and convenient solutions for their celebration needs. As we consider the growing needs of our customers, we plan to expand our selection to include additional celebration brands to further leverage our database and our infrastructure.”
The Company has recently made a strategic decision to re-focus its Storybook Heirlooms brand going forward with less emphasis on sportswear and everyday clothing and more emphasis on special occasion girls’ apparel. The Company intends to continue to evaluate its Storybook Heirlooms’ merchandising and creative efforts with the objective of strengthening the financial performance of the brand. “We are excited about concentrating our efforts on the special occasion, celebration focused apparel market, which was the original foundation of the Storybook Heirlooms brand”, said Mr. Jewell. “Our goal is to strengthen this brand’s point of difference in the marketplace.” As a result of this strategic change, the Company has severed its employment relationship with its chief marketing and merchandising officer, Lori Liddle, as well as two other personnel in merchandising and creative, effective July 22, 2005. Mr. Jewell continued, “Lori Liddle has made a valuable contribution to Celebrate Express over the past two years. We wish her all the best in her future endeavors.”
Other Highlights
•	Gross margin for the fourth quarter of fiscal 2005 was $10.1 million, compared with $7.7 million in the fourth quarter of fiscal 2004, an increase of 32%.

•	Revenue from the Company’s websites represented approximately 64% of total net sales in the fourth quarter of fiscal 2005, up from 57% in the fourth quarter of fiscal 2004.

•	In the fourth quarter of fiscal 2005, revenue from the Birthday Express brand grew 30% and revenue from the Storybook Heirlooms brand was down 0.5%, compared with the fourth quarter of fiscal 2004.

•	The Company shipped 851,000 orders during fiscal 2005, an increase of 28% from 666,000 orders shipped in fiscal 2004.

•	Cash and marketable securities were $30.8 million, and the Company had no bank debt at May 31, 2005.

•	The Company added 20 new proprietary party themes to its offering during fiscal 2005, bringing the total proprietary and third party theme offering to 125 at May 31, 2005.
Financial Guidance
The following forward-looking statements reflect Celebrate Express’ expectations as of July 25, 2005. Actual results may be materially affected by many factors, such as consumer spending, economic conditions and numerous other factors. See Forward-Looking Statements below.
Management’s expectations for the full fiscal year ending May 31, 2006:
•	Net Sales are expected to be between $84 million and $87 million.

•	Net income is expected to be in a range of $0.55 to $0.59 per diluted share.

•	Weighted average diluted shares outstanding are expected to be approximately 8.1 million.
Conference Call
Company management will be holding a conference call to discuss financial results for its fourth quarter and full year fiscal 2005 on Monday July 25, 2005 at 4:30 p.m. ET/ 1:30 p.m. PT. The conference call will be broadcast via live webcast and may be accessed at http://investor.celebrateexpress.com. Listeners may also access the call by dialing 1-866-800-8652 and entering password 34410680. A replay of the call will be available for 30 days by dialing 1-888-286-8010, password 43576104.
Forward-looking Statements
This press release contains forward-looking statements, including, without limitation, all statements related to plans, future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Our actual results and timing of events could differ materially, including demand for our products, our ability to manage our costs and fulfill orders, competition from other retailers, the strength of our brands, and other risks detailed in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarterly period ended February 28, 2005 and the prospectus with respect to our initial public offering filed pursuant to Rule 424(b)(4) on October 20, 2004. You are cautioned not to place undue reliance on these forward-looking statements, which reflect only an analysis and speak only as of the date of this press release. Celebrate Express undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

About Celebrate Express, Inc.
Celebrate Express is a leading online and catalog retailer of celebration products serving families with young children. The Company currently operates three brands: Birthday Express markets children’s party products, Storybook Heirlooms markets girls’ special occasion apparel and accessories, and Costume Express markets children’s costumes and accessories. The Company utilizes its branded websites, BirthdayExpress.com, Storybook.com and CostumeExpress.com, complemented by its branded catalogs to offer products as complete coordinated solutions. The Company’s goal is to help busy parents celebrate the special moments in their children’s lives. For more information, please visit www.celebrateexpress.com.
CONTACT: Celebrate Express, Inc.
Darin White (Investor Relations), 425-250-1064 x186
Invest@celebrateexpress.com
or
Katie Manning (Media Relations), 425-250-1064 x136
katiem@celebrateexpress.com

CELEBRATE EXPRESS, INC.
CONDENSED BALANCE SHEETS
(unaudited)
(in thousands)

	May 31,	May 31,
	2005	2004

ASSETS
Current assets:
Cash and cash equivalents	$30,769	$2,243
Accounts receivable	213	169
Inventories	8,396	5,926
Prepaid expenses	3,461	1,950
Deferred income taxes	293	266

Total current assets	43,132	10,554

Fixed assets, net	$2,517	$962
Deferred income taxes	7,231	8,747
Other assets, net	177	219

Total assets	$53,057	$20,482

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,969	$3,030
Accrued liabilities	2,071	1,447
Current portion of long term debt and capital leases	17	35

Total current liabilities	5,057	4,512
Long-term debt and capital lease obligations	—	4,953
Mandatorily redeemable convertible preferred stock,	—	28,044
Mandatorily redeemable convertible preferred stock warrants	—	1,057
Shareholders’ equity (deficit):
Common stock and additional paid-in-capital	64,337	879
Contributed capital — common stock warrants	—	66
Unearned compensation	(727)	(934)
Accumulated deficit	(15,610)	(18,095)

Total shareholders’ equity (deficit)	48,000	(18,084)

Total liabilities and shareholders’ equity (deficit)	$53,057	$20,482

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three months ended		Years Ended
	May 31,	May 31,	May 31,	May 31,
	2005	2004	2005	2004

Net sales	$19,541	$15,619	$69,138	$51,939
Cost of sales	9,438	7,942	33,987	26,574

Gross margin	10,103	7,677	35,151	25,365
Operating expenses:
Fullfillment	2,291	1,893	8,039	6,627
Selling and marketing	4,596	3,499	16,787	12,834
General and administrative	1,771	1,223	6,482	4,636

Total operating expenses	8,658	6,615	31,308	24,097

Income from operations	1,445	1,062	3,843	1,268
Other income (expense), net:
Interest income (expense), net	214	(330)	131	(788)

Net income before income taxes	1,659	732	3,974	480
Income tax (expense) benefit	(621)	9,013	(1,489)	9,013

Net income	1,038	9,745	2,485	9,493
Accretion to preferred stock redemption value	—	(66)	(102)	(266)

Net income available for common shareholders’	$1,038	$9,679	$2,383	$9,227

Net income per share:
Basic	$0.14	$6.27	$0.46	$6.39

Diluted	$0.13	$1.86	$0.35	$1.85

Weighted average shares outstanding:
Basic	7,478	1,544	5,152	1,445
Diluted	7,999	5,234	7,027	5,127

CELEBRATE EXPRESS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Years Ended
	May 31,	May 31,
	2005	2004
Cash flows from operating activities:
Net income	$2,485	$9,492
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income taxes	1,489	(9,013)
Depreciation and amortization	709	743
Noncash compensation expense—stock options	295	123
Amortization of deferred financing costs	24	—
Accretion of debt discount	70	302
Changes in operating assets and liabilities:
Accounts receivable	(45)	(30)
Inventories	(2,470)	(1,807)
Prepaid expenses and other assets	(1,511)	(252)
Accounts payable	(62)	1,167
Accrued liabilities	625	433

Net cash provided by operating activities	1,609	1,158

Cash flows from investing activities:
Payments for purchases of fixed assets	(2,247)	(564)
Purchase of marketable securities	(61,050)	—
Sales/maturities of marketable securities	61,050	—

Net cash used in investing activities	(2,247)	(564)

Cash flows from financing activities:
Principal payments on capital lease obligations	(35)	(39)
Borrowings on notes payable	—	1,667
Principal payments on notes payable	(5,000)	(1,667)
Net proceeds from sale of common stock, net of issuance costs	34,012	—
Issuance of mandatorily redeemable convertible preferred stock—net of issuance costs	—	1
Employee stock purchase plan shares issued	105	—
Proceeds from exercise of stock options	82	15

Net cash provided by / (used in) financing activities	29,164	(23)

Net increase in cash and cash equivalents	28,526	571

Cash and cash equivalents:
Beginning of year	2,243	1,672

End of year	$30,769	$2,243